Exhibit 10.44

Overland Storage, Inc.

2009 Equity Incentive Plan

Notice of Director Stock Unit Award

You have been granted units representing shares of Common Stock of Overland Storage, Inc. (the “Company”) on the following terms:

Name of Recipient:	Scott McClendon

Total Number of Units Granted:	679,043

Date of Grant:	June 29, 2011

Vesting Commencement Date:	July 15, 2011

Vesting Schedule:	The units subject to this award will vest in six (6) equal installments, with the first installment vesting six (6) months after the Vesting Commencement Date and an additional installment vesting at the end of each six-month period thereafter, subject in each case to your continued “Service” (as defined in the Plan) through the applicable vesting date. Each date on which an installment of this award vests is referred to as a “Vesting Date.”

Vesting Installments:	113,174 shares on January 15, 2012 113,174 shares on July 15, 2012 113,174 shares on January 15, 2013 113,174 shares on July 15, 2013 113,174 shares on January 15, 2014 113,173 shares on July 15, 2014

You and the Company agree that these units are granted under and governed by the terms and conditions of the Overland Storage, Inc. 2009 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

Participant:	Overland Storage, Inc.

/s/ Scott McClendon	By:	/s/ Kurt L. Kalbfleisch
Scott McClendon		Kurt L. Kalbfleisch, VP & CFO

Quality Review Initials

Overland Storage, Inc.

2009 Equity Incentive Plan

Director Stock Unit Agreement

Payment for Units	No payment is required for the units that you are receiving.

Vesting	The units vest in installments, as shown in the Notice of Stock Unit Award.

To the extent then outstanding and unvested, the units will vest in full (i) if your Service terminates because of your Disability or death, or (ii) if a Change in Control occurs.

In the event that your Service as a member of the Board terminates due to (i) your removal from the Board by the Company for reasons other than for Cause (as defined below), or (ii) the expiration of your Board term at a meeting of the Company’s shareholders and you either (x) had been nominated by the Board for re-election at such meeting but were not so re-elected or (y) were not nominated by the Board for re-election at such meeting for reasons other than Cause, and in each case you were otherwise willing and qualified to continue to serve on the Board at the time your Service terminated, (a) this award will vest on the date of termination of your Service as a Board member (the “Termination Date”) with respect to a number of units determined by multiplying (I) the number of then-outstanding and unvested units that would have otherwise vested on the next Vesting Date (if any) following your Termination Date (had your Service not terminated), by (II) a fraction, the numerator of which will be the number of whole months that have elapsed between the Vesting Date that immediately preceded your Termination Date (or, in the case of a termination prior to the initial Vesting Date, the Vesting Commencement Date) and your Termination Date, and the denominator of which will be six (6); and (b) any units subject to this award that are not vested after giving effect to the foregoing clause (a) shall terminate.

Forfeiture	Except as described above, if your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the units will immediately be cancelled. You receive no payment for units that are forfeited.

The Company determines when your Service terminates for this purpose.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise, subject to vesting and the other terms and conditions of this Agreement, to issue shares of Common Stock on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a shareholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units, except pursuant to a Domestic Relations Order. For instance, you may not use your units as security for a loan.

Settlement of Units	Your units that become vested in accordance with the terms of this Agreement will be settled in shares of the Company’s Common Stock on a one-for-one basis. Each unit that becomes vested on a Vesting Date will be settled on the earlier to occur of (x) the date that is two (2) trading days after the Company’s next earnings release that follows the applicable Vesting Date, and (y) the date that is seventy (70) days following the Vesting Date.

In the event that any of your units vest in connection with your death or Disability, a Change in Control or a termination of your Service, in each case as provided under “Vesting” above, such vested units will be settled upon or promptly following (and in all events not later than two and one-half months following) the date of such vesting event.

Withholding; Taxes

No payment of the units will be made to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of such payment. With the Company’s consent and subject to all applicable laws and Company policies (including insider-trading policies), these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when the units are settled, (b) surrendering shares that you previously acquired or (c) an arrangement with a third-party broker to use the proceeds of a sale of shares on the market to provide for tax withholding. In the case of clauses (a) and (b) above, the Fair Market Value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

The award is intended as a “short-term deferral” under Section 409A of the Code and this Agreement shall be interpreted consistent with that intent. Except for the Company’s withholding right set forth in the preceding paragraph, you will be responsible for any and all taxes that arise with respect to your award.

Restrictions on Resale	You agree not to sell any shares at a time when Applicable Law, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Definition of Cause	For purposes of this Agreement, “Cause” shall mean: (a) acts or omissions constituting reckless or willful misconduct on your part with respect to your obligations or otherwise relating to the business of the Company that causes material harm to the Company or its reputation; (b) your material breach of any agreement between you and the Company, which breach you fail to cure within 30 days after receiving written notice from the Board that specifies the specific conduct giving rise to the alleged breach; (c) your conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) your willful neglect of duties as reasonably determined by the Board, which you fail to cure within 30 days after receiving written notice from the Board that specifies the specific duties that you have failed to perform.

Governing Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to its choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. Capitalized terms not otherwise defined herein have the meanings given to them in the Plan document.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.